UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2023
WESTERN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35753	46-0967367
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
 9950 Woodloch Forest Drive, Suite 2800
The Woodlands, Texas 77380
(Address of principal executive office) (Zip Code)

(346) 786-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common units	WES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On April 6, 2023, Western Midstream Operating, LP (“WES Operating”), a subsidiary of Western Midstream Partners, LP (“WES”), entered into that certain Fourth Amended and Restated Revolving Credit Agreement (the “Fourth A&R Credit Agreement”), by and among itself, Wells Fargo Bank, National Association, as administrative agent, and certain financial institutions as lenders. The Fourth A&R Credit Agreement replaces WES Operating’s Third Amended and Restated Revolving Credit Agreement dated as of February 15, 2018, and provides for a five-year unsecured revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of up to $2 billion, with a subfacility for standby letters of credit in an aggregate amount of up to $75 million and a subfacility for swingline loans in an aggregate amount of up to $200 million. Subject to certain conditions, WES Operating may from time to time increase the aggregate commitments under the revolving credit facility to an amount of up to $2.5 billion. The Revolving Facility matures on April 6, 2028, and WES Operating has the ability to extend such maturity date by one year on up to two occasions.
Loans under the Fourth A&R Credit Agreement bear interest at either (a) the Adjusted Term SOFR (as defined in the Fourth A&R Credit Agreement) plus an applicable margin ranging from 1.00% to 1.70% (based on WES Operating’s senior unsecured debt ratings) or (b) an alternate base rate equal to the greatest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.50% or (iii) Adjusted Term SOFR for a one-month tenor plus 1.00%, in each case plus an applicable margin ranging from zero to 0.70% (based on WES Operating’s senior unsecured debt ratings). WES Operating is also required to pay a facility fee for the account of the lenders under the Revolving Facility, which is computed at a rate per annum ranging from 0.125% to 0.300% (based on WES Operating’s senior unsecured debt rating) on the aggregate amount of the commitments under the Revolving Facility (whether drawn or undrawn).
Under the Fourth A&R Credit Agreement, WES Operating must maintain a maximum consolidated leverage ratio (defined as the ratio of consolidated indebtedness to consolidated EBITDA for the most recent period of four consecutive fiscal quarters) as of the last day of each fiscal quarter of 5.00 to 1.00, or 5.50 to 1.00 with respect to quarters ending in the 270-day period immediately following certain acquisitions. The Fourth A&R Credit Agreement also contains (i) customary covenants, including those that limit certain of WES Operating’s subsidiaries’ ability to incur additional indebtedness, and WES Operating’s and certain of its subsidiaries’ ability to grant liens, merge, consolidate, or allow any material change in the character of its business, enter into certain related-party transactions and use proceeds other than for partnership purposes, and (ii) customary events of default.
The above summary of the Fourth A&R Credit Agreement is qualified in its entirety by reference to the Fourth A&R Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Relationships

Certain of the lenders under the Fourth A&R Credit Agreement and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services for WES Operating and WES, for which they received or may receive customary fees and expenses. Certain affiliates of such lenders have acted, and may in the future act, as underwriters of certain of WES Operating’s debt issuances and WES’s equity issuances.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1
Fourth Amended and Restated Revolving Credit Agreement, dated as of April 6, 2023, among Western Midstream Operating, LP, as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN MIDSTREAM PARTNERS, LP

		By:	Western Midstream Holdings, LLC, its general partner

Dated:	April 10, 2023	By:	/s/ Kristen S. Shults
Kristen S. Shults Senior Vice President and Chief Financial Officer